Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

June 16, 2026

Chiron Real Estate Inc.

7373 Wisconsin Avenue, Suite 800

Bethesda, MD 20814

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Chiron Real Estate Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of up to 1,000,000 shares (the “Series C Shares”) of 6.00% Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), of the Company, and up to 2,325,580 shares (the “Common Shares” and, together with the Series C Shares, the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, which Common Shares are issuable by the Company upon the conversion of the Series C Preferred Stock, to be sold from time to time by the stockholders of the Company (the “Selling Stockholders”) named under the caption “Selling Stockholders” in the Prospectus (as defined herein). The Shares are covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and were issued to the Selling Stockholders in a transaction pursuant to the Investment Agreement, dated as of May 6, 2026 (the “Investment Agreement”), by and among the Company and the purchasers party thereto, including the Selling Stockholders.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.            The Registration Statement and the form of prospectus included therein (the “Prospectus”), substantially in the form in which it was transmitted to the Commission under the 1933 Act;

2.            The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.            The Fifth Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.            A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Chiron Real Estate Inc.

June 16, 2026

5.            Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the issuance of the Shares, certified as of the date hereof by an officer of the Company;

6.            The Investment Agreement;

7.            A certificate executed by an officer of the Company, dated as of the date hereof; and

8.            Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.            Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.            Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.            Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.            All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.            The Series C Shares were not issued and have not been transferred in violation of any restriction or limitation on ownership or transfer set forth in Article VII of the Charter.

Chiron Real Estate Inc.

June 16, 2026

6.            The Common Shares will not be issued in violation of any restriction or limitation on ownership or transfer set forth in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.            The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.            The issuance of the Series C Shares has been duly authorized and the Series C Shares are validly issued, fully paid and nonassessable.

3.            The issuance of the Common Shares has been duly authorized and, upon conversion of the Series C Shares in accordance with the Investment Agreement, the Resolutions and the terms of the Series C Preferred Stock, the Common Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP